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                               December 12, 1995


Monetta Fund
1776-A South Naperville Road
Suite 207
Wheaton, Illinois 60187

Ladies and Gentlemen:

                              Monetta Fund, Inc.
                    Securities Act Registration No. 33-1398

     We have represented Monetta Fund, Inc. a Maryland corporation (the "Fund"), in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 14 to the Fund's registration statement under the Securities Act of 1933. In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents or other records, certifications and other papers as we deem it necessary to examine for the purpose of this opinion, including the charter of trust and bylaws of the Fund and resolutions of the board of directors authorizing the issuance of shares.

     Based on the foregoing examination, we are of the opinion that the 8,358,723 shares of common stock being registered by the Fund (the "Shares") when issued and sold and paid for in accordance with the then applicable Prospectus included as part of the Registration Statement as then in effect, the Shares will be duly authorized, validly issued, fully paid and nonassessable by the Fund.

     We consent to the filing of this opinion with the Fund's post-effective amendment to its registration statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

                                         Very truly yours,

                                         Bell, Boyd & Lloyd